Exhibit 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4356

Tessera Technologies Announces Results of Annual Meeting of Stockholders

SAN JOSE, Calif.—(BUSINESS WIRE)—May 16, 2008—Tessera Technologies, Inc. (Nasdaq:TSRA), a leading provider of miniaturization technologies for the electronics industry, announced the voting results of its Annual Meeting of Stockholders held May 15, 2008 in Charlotte, North Carolina.

Tessera’s stockholders approved the elections of Robert J. Boehlke, Nicholas E. Brathwaite, John B. Goodrich, Al S. Joseph, Bruce M. McWilliams, David C. Nagel, Henry R. Nothhaft and Robert A. Young to the Board of Directors for terms ending upon the 2009 annual stockholders meeting.

The company’s stockholders also ratified the appointment of Pricewaterhouse Coopers LLP as independent auditors of the company for the fiscal year ending December 31, 2008.

Finally, the stockholders also approved the company’s Fourth Amended and Restated 2003 Equity Incentive Plan.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.